Exhibit 99.1
Ranpak Holdings Corp. Reports Third Quarter 2025 Financial Results
•Net revenue for the third quarter increased 8.0% year over year to $99.6 million, including a $0.8 million non-cash reduction for warrants, and increased 4.4% year over year on a constant currency basis
•Net loss for the third quarter of $10.4 million compared to net loss of $8.1 million for the prior year period
•Adjusted EBITDA (“AEBITDA”) for the third quarter of $21.4 million, an increase of 8.1%, or $1.6 million, year over year (3.5% increase on a constant currency basis), including a $0.8 million non-cash reduction for warrants
•Packaging System placement up 1.4% year over year to approximately 145.6 thousand machines at September 30, 2025
CONCORD TOWNSHIP, Ohio, October 30, 2025 – Ranpak Holdings Corp. (NYSE: PACK) (“Ranpak” or “the Company”), a leading provider of environmentally sustainable, systems-based, product protection and end-of-line automation solutions for e-commerce and industrial supply chains, today reported its third quarter 2025 financial results.
Omar Asali, Chairman and Chief Executive Officer, commented, “Our third quarter was a major stepping stone towards achieving the expected long-term growth outlook for Ranpak. In August, we signed a partnership and warrant agreement with Walmart that was forged through our innovations in Automation. This is a transformative deal for Ranpak, and with our Automation focus and origins, I believe this agreement solidifies Ranpak as a leading provider of warehouse automation solutions. This partnership is leading to even deeper relationships in protective, providing a concrete example of the symbiotic nature of our two primary product lines. Under this partnership, Walmart has received 22.5 million warrants at a strike price of $6.8308, which vest in stages to the extent they spend $300 million (excluding the cost of paper) on Ranpak products over ten years. We believe over $100 million of this potential spend, if made, would be allocated to Automation, leaving the remainder to be focused on Protective Packaging. While the terms of the Walmart agreement specifically exclude the cost of paper for purposes of determining the vesting of warrants, we estimate, based on current paper pricing, that this implies up to roughly $700 million in total spend over the life of the contract to achieve full vesting.
In 2025, Ranpak forged transformative alliances with two of the world’s most innovative and discerning leaders in Protective Packaging and warehouse automation. These landmark collaborations represent a pivotal inflection point in our company’s evolution. They position Ranpak to grow meaningfully, accelerate innovation, and redefine industry standards. We believe 2025 will be remembered as the year Ranpak transitioned from a single category leader to a transformative force across both protective packaging and automation solutions.
I’m pleased to report that Ranpak delivered another quarter of top-line growth, with third quarter net revenue increasing 8.0% year over year, or 4.4% on a constant currency basis, driven by a robust 63.0% increase in Automation net revenue and sustained strength in North American e-commerce. Automation growth was broad-based, with Europe maintaining its strong trajectory and North America accelerating meaningfully as Walmart starts to ramp. Momentum in our Automation business continues to build, and we are particularly energized by the pace of adoption in North America which is a newer market for us.
In Protective Packaging, third quarter net revenue increased 3.3% year over year driven by favorable currency impacts as North America posted a 3.7% volume increase despite a tough prior-year comparison while Europe/Asia volumes declined 2.5% in a challenging environment, resulting in a modest global contraction in PPS volumes. Although macroeconomic uncertainty persists in Europe, our strong margin performance in the region contributed positively to overall profitability this quarter.
As anticipated, we achieved sequential margin improvement, with gross margins expanding to 34.5% from 31.1% in the second quarter. This reflects the early impact of our margin enhancement initiatives, and we are confident in our ability to sustain this trajectory through year-end, positioning us to close 2025 on a high note.
Adjusted EBITDA for the quarter grew 8.1% year over year, or 3.5% on a constant currency basis, driven by top-line leverage and disciplined cost management. This includes a $0.8 million non-cash warrant adjustment, representing a 4.0% headwind to reported results.
We believe Automation remains on track to achieve approximately $40–$45 million in net revenue for 2025, setting the stage for an expected strong fourth quarter. As I shared last quarter, we have laid a solid foundation for sustainable and profitable growth. I’m encouraged by the continued strength of our North American PPS business and remain confident in our sales leadership in Europe/Asia to drive volume recovery in the near term. With relentless focus on innovation across our product lines, we are well-positioned to deliver differentiated solutions that fuel our global expansion and long-term value creation.”
Third Quarter 2025 Highlights
•Net revenue increased 8.0% year over year (including $0.8 million, or 0.9%, non-cash reduction from warrants) and increased 4.4% on a constant currency basis
•Net loss of $10.4 million compared to net loss of $8.1 million for the prior year period
•AEBITDA(1) of $21.4 million is up 8.1% year over year and up 3.5% on a constant currency basis
•Packaging systems placement increased 1.4% year over year, to approximately 145.6 thousand machines as of September 30, 2025
Net revenue for the third quarter of 2025 was $99.6 million compared to $92.2 million for the third quarter of 2024, an increase of $7.4 million or 8.0% (4.4% on a constant currency basis) and includes a non-cash reduction of $0.8 million to void-fill net revenue from the provision for warrants. Net revenue was positively impacted primarily by increases in automation, void-fill, and wrapping. Cushioning increased $0.1 million, or 0.3%, to $35.8 million from $35.7 million; void-fill increased $2.0 million, or 4.8%, to $43.4 million from $41.4 million; wrapping increased $0.7 million, or 9.0%, to $8.5 million from $7.8 million; and automation net revenue increased $4.6 million, or 63.0% to $11.9 million from $7.3 million for the third quarter of 2025 compared to the third quarter of 2024.
The increase in net revenue for the third quarter of 2025 compared to the third quarter of 2024 is quantified by a 4.5% increase in the automated equipment sales, a 3.6% increase from foreign currency fluctuations, and a 1.0% increase in the price or mix of our paper consumable products, partially offset by a decrease in the volume of sales of our paper consumable products of approximately 0.3%, and includes a 0.8% non-cash decrease from the provision for warrants.

The following table presents the non-cash impact that the Company’s outstanding warrants had on the Company’s results of operations during the third quarters of 2025 and 2024, respectively:

	Three Months Ended September 30,			% Change Related to Non-cash Impact of Warrants(2)
($ amounts in millions)	2025	2024	% Change
Net revenue	$99.6	$92.2	8.0%	(0.9)%
Gross profit	$34.4	$34.4	—%	(2.3)%
Gross margin	34.5%	37.3%	(2.8)%	(0.5)%
AEBITDA(1)	$21.4	$19.8	8.1%	(4.0)%
AEBITDA(1) Margin	21.5%	21.5%	—%	(0.6)%
(see subsequent footnotes)
(1)Please refer to “Non-GAAP Financial Data” in this press release for an explanation and related reconciliation of the Company’s non-GAAP financial measures and further discussion related to certain other non-GAAP metrics included in this press release.
(2)The non-cash reduction in revenue from warrants related to the Company’s agreement with Amazon was $0.8 million in the third quarter of 2025.
Balance Sheet and Liquidity
Ranpak completed the third quarter of 2025 with a strong liquidity position, including a cash balance of $49.9 million and no borrowings on its $50.0 million revolving credit facility, which matures in December 2029. As of September 30, 2025, the Company had $406.9 million outstanding under its USD-denominated first lien term facility, which matures in December 2031.
1 Please refer to “Non-GAAP Financial Data” in this press release for an explanation and related reconciliation of the Company’s non-GAAP financial measures and further discussion related to certain other non-GAAP metrics included in this press release.

The following table presents Ranpak’s installed base of Protective Packaging systems by product line as of September 30, 2025 and 2024:

	September 30, 2025	September 30, 2024	Change	% Change
PPS Systems	(in thousands)
Cushioning	34.4	34.9	(0.5)	(1.4)
Void-Fill	88.2	85.8	2.4	2.8
Wrapping	23.0	22.9	0.1	0.4
Total	145.6	143.6	2.0	1.4
Conference Call Information
The Company will host a conference call and webcast at 8:30 a.m. (ET) on Thursday, October 30, 2025. The conference call and earnings presentation will be webcast live at the following link: https://events.q4inc.com/attendee/322257025. Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (800) 715-9871 and use the Conference ID: 8369975.
A telephonic replay of the webcast also will be available starting at 11:30 a.m. (ET) on Thursday, October 30, 2025 and ending at 11:59 p.m. (ET) on Thursday, November 6, 2025. To listen to the replay, please dial (800) 770-2030 and use the passcode: 8369975.
Cautionary Notice Regarding Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not historical facts are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to estimates, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this news release include, for example, statements about our expectations around the future performance of the business, including our forward-looking guidance.
The forward-looking statements contained in this news release are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks include, but are not limited to: (i) our inability to secure a sufficient supply of paper to meet our production requirements; (ii) the impact of rising prices on production inputs, including labor, energy, and freight on our results of operations; (iii) the impact of the price of kraft paper on our results of operations; (iv) our reliance on third party suppliers; (v) geopolitical conflicts, government shutdowns and other social and political unrest or potential tariffs on the import of goods; (vi) the high degree of competition and continued consolidation in the markets in which we operate; (vii) consumer sensitivity to increases in the prices of our products, changes in consumer preferences with respect to paper products generally or customer inventory rebalancing; (viii) economic, competitive and market conditions generally, including macroeconomic uncertainty, the impact of inflation, and variability in energy, freight, labor and other input costs; (ix) the loss of certain customers; (x) our failure to develop new products that meet our sales or margin expectations or the failure of those products to achieve market acceptance; (xi) our ability to achieve our environmental, social and governance (“ESG”) goals and maintain the sustainable nature of our product portfolio and fulfill our obligations under evolving ESG standards; (xii) our ability to fulfill our obligations under new disclosure regimes relating to ESG matters, such as the European Sustainability Disclosure Standards recently adopted by the European Union (“EU”) under the EU’s Corporate Sustainability Reporting Directive (“CSRD”); (xiii) our future operating results fluctuating, failing to match performance or to meet expectations; (xiv) our ability to fulfill our public company obligations; (xv) our ability to profitably collaborate with strategic partners and enter new markets; and (xvi) other risks and uncertainties indicated from time to time in filings made with the SEC.

Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. We are not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements.
Ranpak Holdings Corp.
Unaudited Condensed Consolidated Statements of Operations
and Comprehensive Loss
(in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net product revenue	$83.6	$78.6	$239.0	$223.9
Machine lease revenue	16.0	13.6	44.1	40.0
Net revenue	99.6	92.2	283.1	263.9
Cost of product sales	57.6	53.9	168.9	148.1
Cost of leased machines	7.6	3.9	20.0	17.4
Gross profit	34.4	34.4	94.2	98.4
Selling, general and administrative expenses	29.6	28.8	87.3	84.0
Depreciation and amortization expense	9.2	8.2	27.0	24.9
Other operating expense, net	1.3	1.6	3.3	3.7
Loss from operations	(5.7)	(4.2)	(23.4)	(14.2)
Interest expense	8.7	9.3	25.7	20.8
Foreign currency loss (gain)	0.2	0.2	(5.0)	(1.1)
Other non-operating income, net	—	(3.1)	(5.9)	(21.0)
Loss before income tax benefit	(14.6)	(10.6)	(38.2)	(12.9)
Income tax benefit	(4.2)	(2.5)	(9.4)	(2.2)
Net loss	$(10.4)	$(8.1)	$(28.8)	$(10.7)

Basic and diluted loss per share	$(0.12)	$(0.10)	$(0.34)	$(0.13)

Weighted average number of shares outstanding – basic and diluted	84,363,456	83,227,887	84,114,278	82,994,759

Other comprehensive income (loss), before tax
Foreign currency translation adjustments	$0.8	$3.6	$(6.4)	$1.4
Interest rate swap adjustments	—	—	—	(3.4)
Cross-currency swap adjustments	0.1	—	(1.1)	—
Total other comprehensive income (loss), before tax	0.9	3.6	(7.5)	(2.0)
Provision (benefit) for income taxes related to other comprehensive income (loss)	0.2	(0.8)	(6.8)	(0.8)
Total other comprehensive income (loss), net of tax	0.7	4.4	(0.7)	(1.2)
Comprehensive loss, net of tax	$(9.7)	$(3.7)	$(29.5)	$(11.9)

Ranpak Holdings Corp.
Unaudited Condensed Consolidated Balance Sheets
(in millions, except share data)

	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$49.9	$76.1
Accounts receivable, net	46.5	43.9
Inventories	36.0	21.7
Income tax receivable	10.0	1.8
Prepaid expenses and other current assets	4.3	7.7
Total current assets	146.7	151.2
Property, plant and equipment, net	142.6	137.6
Operating lease right-of-use assets, net	24.9	20.9
Goodwill	457.0	443.7
Intangible assets, net	298.9	312.2
Deferred tax assets	0.1	0.1
Other assets	59.4	38.5
Total assets	$1,129.6	$1,104.2
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$34.6	$26.9
Accrued liabilities and other	24.9	28.5
Current portion of long-term debt	5.9	5.6
Operating lease liabilities, current	3.9	4.0
Deferred revenue	8.9	3.4
Total current liabilities	78.2	68.4
Long-term debt	397.2	400.8
Deferred tax liabilities	57.4	62.0
Derivative instruments	32.7	1.3
Operating lease liabilities, non-current	25.1	20.8
Other liabilities	1.2	2.8
Total liabilities	591.8	556.1
Commitments and contingencies – Note 13
Shareholders' equity
Class A common stock, $0.0001 par, 200,000,000 shares authorized at September 30, 2025 and December 31, 2024; shares issued and outstanding: 84,365,754 and 83,267,367 at September 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	718.8	699.6
Accumulated deficit	(174.1)	(145.3)
Accumulated other comprehensive loss	(6.9)	(6.2)
Total shareholders' equity	537.8	548.1
Total liabilities and shareholders' equity	$1,129.6	$1,104.2

Ranpak Holdings Corp.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Nine Months Ended September 30,
	2025	2024
Cash Flows from Operating Activities
Net loss	$(28.8)	$(10.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	49.7	49.4
Amortization of deferred financing costs	0.9	2.1
Loss on disposal of property, plant, and equipment	0.2	0.9
Gain on sale of patents	—	(5.4)
Deferred income taxes	—	2.6
Amortization of initial value of interest rate swap	—	(1.2)
Foreign currency gain	(5.0)	(1.1)
Stock-based compensation expense	6.2	4.6
Provision for common stock warrants	2.8	—
Amortization of cloud-based software implementation costs	3.0	2.6
Unrealized (gain) loss on strategic investments	(5.8)	0.4
Changes in operating assets and liabilities:
Accounts receivable	0.5	(6.0)
Inventories	(13.2)	(5.0)
Income tax receivable	(8.1)	(10.1)
Prepaid expenses and other current assets	4.5	(1.6)
Accounts payable	6.8	6.2
Accrued liabilities and other	(7.4)	7.7
Change in other assets and liabilities	(2.7)	(0.5)
Net cash provided by operating activities	3.6	34.9
Cash Flows from Investing Activities
Purchases of converter equipment	(21.6)	(21.3)
Purchases of other property, plant, and equipment	(3.5)	(4.0)
Proceeds from sale of patents	—	5.4
Cash paid for strategic investments	(2.5)	(4.8)
Net cash used in investing activities	(27.6)	(24.7)
Cash Flows from Financing Activities
Principal payments on term loans	(3.1)	(0.8)
Proceeds from hedging instruments	0.4	—
Proceeds from financing arrangements	1.1	0.7
Payments on financing arrangements	(0.7)	(0.9)
Payments on finance lease liabilities	(1.8)	(0.9)
Tax payments for withholdings on stock-based awards distributed	(1.2)	(0.4)
Net cash used in financing activities	(5.3)	(2.3)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	3.1	(0.4)
Net (Decrease) Increase in Cash and Cash Equivalents	(26.2)	7.5
Cash and Cash Equivalents, beginning of period	76.1	62.0
Cash and Cash Equivalents, end of period	$49.9	$69.5

Non-GAAP Measures
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA (“AEBITDA”)
Our unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We also present Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and adjusted EBITDA (“AEBITDA”), which are non-GAAP financial measures, because they are key measures used by our management and board of directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA and AEBITDA can provide a useful measure for period-to-period comparisons of our primary business operations. We believe that EBITDA and AEBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
EBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; and depreciation and amortization.
AEBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; depreciation and amortization; stock-based compensation expense; foreign currency (gain) loss; amortization of cloud-based software implementation costs; and, in certain periods, other income and expense items.
We reconcile this data to our GAAP data for the same periods presented.
Constant Currency
We operate globally, and a substantial portion of our net revenue and operations is denominated in foreign currencies, primarily the Euro. We calculate the year over-year impact of foreign currency movements using prior period foreign currency rates applied to current year results. These “constant currency” change amounts are non-GAAP measures and are not in accordance with, or an alternative to, measures prepared in accordance with GAAP. In addition, constant currency change measures are not based on any established set of accounting rules or principles.
In calculating the Constant Currency (Non-GAAP) % Change, the current year is translated at the average exchange rate for the comparable prior year period, when comparing the current year to the prior year. We believe that our Constant Currency (Non-GAAP) % Change presentation provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
Cautionary Notice Regarding Non-GAAP Measures
Non-GAAP measures, such as EBITDA, AEBITDA, and constant currency change, have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. In particular, non-GAAP financial measures should not be viewed as substitutes for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and AEBITDA do not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•EBITDA and AEBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and AEBITDA do not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to us;
•AEBITDA does not consider the potentially dilutive impact of stock-based compensation, and in certain periods, other income and expense items, such as restructuring and integration costs;
•constant currency change measures exclude the foreign currency exchange rate impact on our foreign operations; and
•other companies, including companies in our industry, may calculate EBITDA, AEBITDA, and constant currency change differently, which reduces their usefulness as comparative measures.

Ranpak Holdings Corp.
Non-GAAP Financial Data
Reconciliation and Comparison of GAAP Statement of Income Data to Non-GAAP EBITDA and AEBITDA
For the Third Quarter of 2025 and 2024 (in millions)
Please refer to our discussion and definitions of Non-GAAP financial measures
Dollar amounts are presented in millions. “NM” represents “not meaningful.”

	Three Months Ended September 30,				Constant Currency (Non-GAAP) % Change (6)
	2025	2024	$ Change	% Change
Net loss	$(10.4)	$(8.1)	$(2.3)	28.4	27.2

Depreciation and amortization expense – COS	8.6	5.7	2.9	50.9
Depreciation and amortization expense – D&A	9.2	8.2	1.0	12.2
Interest expense	8.7	9.3	(0.6)	(6.5)
Income tax benefit	(4.2)	(2.5)	(1.7)	68.0
EBITDA(1)	11.9	12.6	(0.7)	(5.6)	(10.3)

Adjustments(2):
Foreign currency loss	0.2	0.2	—	NM
Non-cash impairment losses	—	0.3	(0.3)	(100.0)
M&A, restructuring, severance	5.1	3.2	1.9	59.4
Stock-based compensation expense	2.1	1.8	0.3	16.7
Amortization of cloud-based software implementation costs(3)	1.1	0.8	0.3	37.5
Cloud-based software implementation costs(4)	0.2	0.9	(0.7)	(77.8)
SOX remediation costs	0.6	0.9	(0.3)	(33.3)
Unrealized gain on strategic investments	—	(3.1)	3.1	(100.0)
Other adjustments(5)	0.2	2.2	(2.0)	(90.9)
AEBITDA(1)	$21.4	$19.8	$1.6	8.1	3.5
(see subsequent footnotes)
(1)Reconciliations of EBITDA and AEBITDA for each period presented are to net loss, the nearest GAAP equivalent.
(2)Adjustments are related to non-cash unusual or infrequent costs such as: effects of non-cash foreign currency remeasurement or adjustment; impairment of returned machines; costs associated with the evaluation of acquisitions; costs associated with executive severance; costs associated with restructuring actions such as plant rationalization or realignment, reorganization, and reductions in force; costs associated with the implementation of the global ERP system; and other items deemed by management to be unusual, infrequent, or non-recurring.
(3)Represents amortization of capitalized costs primarily related to the implementation of the global ERP system, which are included in selling, general and administrative expenses (“SG&A”).
(4)Third-party professional services and consulting fees related to post-implementation system remediation.
(5)In the third quarter of 2024, Other adjustments represents primarily non-recurring costs incurred from the outsourcing of paper conversion services and other insignificant items.
(6)The Constant Currency (Non-GAAP) % Change excludes the impact of foreign currency translation effects when comparing to the prior year. In calculating the Constant Currency (Non-GAAP) % Change, the current year results are translated at the average exchange rate for the prior year period, which in this case was 1 Euro to 1.0985 USD. Refer to further discussion in “Non-GAAP Measures.”

Ranpak Holdings Corp.
Non-GAAP Financial Data
Reconciliation and Comparison of GAAP Statement of Income Data to Non-GAAP EBITDA and AEBITDA
For the Nine Months Ended September 30, 2025 and 2024 (in millions)
Please refer to our discussion and definitions of Non-GAAP financial measures
Dollar amounts are presented in millions. “NM” represents “not meaningful.”

	Nine Months Ended September 30,				Constant Currency (Non-GAAP) % Change (6)
	2025	2024	$ Change	% Change
Net loss	$(28.8)	$(10.7)	$(18.1)	(169.2)	(169.2)

Depreciation and amortization expense – COS	22.7	24.5	(1.8)	(7.3)
Depreciation and amortization expense – D&A	27.0	24.9	2.1	8.4
Interest expense	25.7	20.8	4.9	23.6
Income tax benefit	(9.4)	(2.2)	(7.2)	327.3
EBITDA(1)	37.2	57.3	(20.1)	(35.1)	(36.8)

Adjustments(2):
Foreign currency gain	(5.0)	(1.1)	(3.9)	354.5
Non-cash impairment losses	0.2	0.9	(0.7)	(77.8)
M&A, restructuring, severance	11.6	5.6	6.0	107.1
Stock-based compensation expense	6.2	4.6	1.6	34.8
Amortization of cloud-based software implementation costs(3)	3.0	2.6	0.4	15.4
Cloud-based software implementation costs	1.6	2.1	(0.5)	(23.8)
SOX remediation costs(4)	1.5	4.1	(2.6)	(63.4)
Gain on sale of patents	—	(5.4)	5.4	(100.0)
Patent litigation settlement	—	(16.1)	16.1	(100.0)
Unrealized (gain) loss on strategic investments	(5.8)	0.4	(6.2)	NM
Other adjustments(5)	4.7	3.6	1.1	30.6
AEBITDA(1)	$55.2	$58.6	$(3.4)	(5.8)	(7.8)
(see subsequent footnotes)
(1)Reconciliations of EBITDA and AEBITDA for each period presented are to net loss, the nearest GAAP equivalent.
(2)Adjustments are related to non-cash unusual or infrequent costs such as: effects of non-cash foreign currency remeasurement or adjustment; impairment of returned machines; costs associated with the evaluation of acquisitions; costs associated with executive severance; costs associated with restructuring actions such as plant rationalization or realignment, reorganization, and reductions in force; costs associated with the implementation of the global ERP system; and other items deemed by management to be unusual, infrequent, or non-recurring.
(3)Represents amortization of capitalized costs primarily related to the implementation of the global ERP system, which are included in SG&A.
(4)Third-party professional services and consulting fees related to post-implementation system remediation.
(5)In the nine months ended September 30, 2025, Other adjustments includes non-recurring warehouse and transitory costs incurred related to conversion services, non-recurring excess above market procurement costs, and other insignificant items. In the nine months ended September 30, 2024, Other adjustments represents primarily non-recurring costs incurred from the outsourcing of paper conversion services, legal expenses and fees related to the Company’s patent litigation which was settled in the second quarter of 2024, and other insignificant items.
(6)The Constant Currency (Non-GAAP) % Change excludes the impact of foreign currency translation effects when comparing to the prior year. In calculating the Constant Currency (Non-GAAP) % Change, the current year results are translated at the average exchange rate for the prior year period, which in this case was 1 Euro to 1.0870 USD. Refer to further discussion in “Non-GAAP Measures.”